EX-28.h.13

Nationwide Fund Distributors LLC

1000 Continental Drive, Suite 400

King of Prussia, PA 19406

September 14, 2010

Nationwide Variable Insurance Trust

1000 Continental Drive, Suite 400

King of Prussia, Pennsylvania 19406

Re:	12b-1 Fee Waiver

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Nationwide Fund Distributors LLC (the “Distributor”) agrees that, with respect to the American Century NVIT Multi Cap Value Fund (the “Fund”), a series of Nationwide Variable Insurance Trust, the Distributor shall waive a portion of the Rule 12b-1 fees for the Class II shares of the Fund in an amount equal to 0.08%, for the period from the date of this Agreement through the date that is two years following the date on which the Fund receives assets in connection with a substitution conducted by Nationwide Life Insurance Company and/or Nationwide Life and Annuity Insurance Company pursuant to an Order of Substitution issued by the Securities and Exchange Commission [Investment Company Act Rel. No. 29505, November 22, 2010]. The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Nationwide Fund Distributors LLC

By:	/s/Lee T. Cummings
	Name:	Lee T. Cummings
	Title:	Senior Vice President

Your signature below acknowledges

acceptance of this Agreement:

Nationwide Variable Insurance Trust

By:	/s/Allan J. Oster
	Name:	Allan J. Oster
	Title:	Assistant Secretary
	Date:	9/14/10